EXHIBIT 99.1

Worthington Reports First Quarter Fiscal 2023 Results

COLUMBUS, Ohio, Sept. 29, 2022 (GLOBE NEWSWIRE) -- Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $1.4 billion and net earnings of $64.1 million, or $1.30 per diluted share, for its fiscal 2023 first quarter ended August 31, 2022. In the first quarter of fiscal 2022, the Company reported net sales of $1.1 billion and net earnings of $132.5 million, or $2.55 per diluted share. Results in both the current and prior year quarter were impacted by certain unique items, as summarized in the table below.

(U.S. dollars in millions, except per share amounts)

	1Q 2023		1Q 2022
	After-Tax	Per Share	After-Tax	Per Share
Net earnings	$64.1	$1.30	$132.5	$2.55
Incremental expense related to Level5 earnout	0.4	0.01	-	-
Impairment and restructuring charges (gains)	(0.7)	(0.02)	(4.8)	(0.09)
Pension settlement charge	3.6	0.07	-	-
Loss on sale of investment in ArtiFlex	12.0	0.25	-	-
Adjusted net earnings	$79.4	$1.61	$127.7	$2.46

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share amounts)

	1Q 2023	1Q 2022
Net sales	$1,408.7	$1,110.8
Operating income	66.7	135.8
Equity income	31.7	52.9
Net earnings	64.1	132.5
Earnings per diluted share	$1.30	$2.55

“We are off to a good start in our new fiscal year with volumes in most of our key-end markets remaining healthy during the quarter,” said Andy Rose, President and CEO. “Our teams continue to do a nice job navigating supply chain challenges and inflationary pressures to deliver value-added products and solutions for our customers.”

Consolidated Quarterly Results

Net sales for the first quarter of fiscal 2023 were $1.4 billion compared to $1.1 billion, an increase of $297.9 million, or 27%, over the comparable quarter in the prior year. The increase was primarily driven by contributions from the acquisition of Tempel Steel Company (“Tempel”) in fiscal 2022 and higher average selling prices across all segments.

Gross margin decreased $50.0 million from the prior year quarter to $169.4 million, as improvements in both the Consumer Products and Building Products segments were more than offset by lower margin contributions from Steel Processing. Margins in Steel Processing were negatively impacted by an estimated $48.6 million unfavorable swing related to inventory holding losses in the current quarter compared to inventory holding gains in the prior year quarter.

Operating income for the current quarter was $66.7 million, down $69.1 million from the prior year quarter. Excluding restructuring items in both quarters, operating income was down $57.1 million from the prior year quarter on lower gross margin and higher SG&A expense, up $7.5 million over the prior year quarter primarily due to the impact of acquisitions.

Miscellaneous expense increased $5.7 million from the prior year quarter primarily due to a pension lift-out transaction to transfer a portion of the total projected benefit obligation of the inactive Gerstenslager pension plan to a third-party insurance company, which resulted in a $4.8 million pre-tax non-cash charge.

Interest expense was $8.6 million in the current quarter, up $0.9 million over the prior year quarter due to the impact of higher average debt levels associated with short-term borrowings.

Equity income from unconsolidated joint ventures decreased $21.2 million from the prior year quarter due to a $15.8 million loss related to the sale of our equity investment in ArtiFlex and lower contributions from Serviacero, which were down $7.6 million as lower average steel prices reduced spreads.

Income tax expense was $19.5 million in the current quarter compared to $40.2 million in the prior year quarter. The decrease was driven by lower pre-tax earnings. Tax expense in the current quarter reflects an annual effective rate of 23.9% compared to 23.3% for the prior year.

Balance Sheet

At quarter-end, total debt of $705.8 million, was down $38.8 million from May 31, 2022, on lower short-term borrowings. The Company had $35.8 million of cash at quarter end, an increase of $1.3 million from May 31, 2022.

Quarterly Segment Results

Steel Processing’s net sales totaled $1.0 billion, up $216.1 million, over the comparable prior year quarter. The increase in net sales was driven by contributions from Tempel and, to a lesser extent, higher average selling prices. Adjusted EBIT was down $72.8 million from the prior year quarter to $34.9 million, on lower direct spreads, which were negatively impacted by the unfavorable swing in inventory holding gains/losses. Adjusted EBIT was also negatively impacted by lower equity earnings at Serviacero, down $7.6 million from the prior year quarter due to unfavorable spreads. The mix of direct versus toll tons processed was 58% to 42% in the current quarter, compared to 49% to 51% in the prior year quarter.

Consumer Products’ net sales totaled $188.7 million, up 28%, or $40.9 million, over the prior year quarter due to higher average selling prices and contributions from the acquisition of Level5 in the current quarter. Adjusted EBIT was up slightly in the current quarter to $20.9 million, as the favorable impact of higher selling prices was mostly offset by higher wages and input costs as well as $2.9 million of expense related to transaction costs and the write-up of acquired Level5 inventory to fair value.

Building Products’ net sales totaled $150.3 million, up 31%, or $35.6 million, over the prior year quarter on higher average selling prices. Adjusted EBIT increased $3.9 million over the prior year quarter to $52.7 million, driven primarily by higher average selling prices, partially offset by higher production costs. Equity income was up slightly to $43.9 million, as improvements at ClarkDietrich were offset by lower contributions from WAVE.

Sustainable Energy Solutions’ net sales totaled $30.8 million, up 21%, or $5.3 million, from the comparable prior year quarter due to higher volume. Adjusted EBIT was a loss of $1.4 million, favorable by $1.2 million compared to the prior year quarter’s loss, on higher volume, partially offset by higher production costs.

Recent Developments

  On June 2, 2022, the Company acquired Level5® Tools, LLC, a leading provider of drywall tools and related accessories. The net cash purchase price was approximately $56.1 million, with a potential earnout of up to $25.0 million based on performance through 2024.
  On August 3, 2022, the Company sold its 50% interest in ArtiFlex to the unaffiliated joint venture member for approximately $42.1 million, after closing adjustments. The sale included real estate in Wooster, Ohio, owned by Worthington and leased to ArtiFlex. As a result of the transaction, we recorded a pre-tax loss of approximately $15.8 million in equity income during the quarter.
  On September 28, 2022, Worthington's Board of Directors declared a quarterly dividend of $0.31 per share payable on December 29, 2022 to shareholders of record on December 15, 2022.

Planned Separation of Steel Processing

In a separate press release issued today, Worthington announced that its Board of Directors approved a plan to pursue a separation of the Company’s Steel Processing business. The planned separation, which is expected to be leverage neutral and tax-free to Worthington shareholders, will result in two independent, publicly traded companies with enhanced capabilities to serve their respective customers and accelerate value creation.

  The post-separation New Worthington is positioned with premier brands in fast-growing, attractive end markets in Consumer Products, Building Products and Sustainable Energy Solutions.

  The post-separation Steel Processing business will be a best-in-class, value-added steel processor with a unique capability set, sophisticated supply chain and pricing solutions and expanded product offerings in electrical steel laminations and laser welding solutions.

Outlook

“Most of our businesses are holding up well despite increased market volatility and a murky economic outlook. Our teams are ready to respond to market demands, up or down, as changes occur,” Rose said. “In addition, we are very excited to announce our plan to separate our Steel Processing business to create two market leading companies with a proud shared history and values. The separation represents a major milestone for our company, and I am confident that this move will position both businesses to capitalize on focused growth strategies to better serve their customers and unlock significant shareholder value.”

Conference Call

Worthington will review fiscal 2023 first quarter results and its planned separation of the Company’s Steel Processing business during a conference call today, September 29, 2022, at 8:30 am., Eastern Time. Details regarding the conference call can be found on the Company website at www.WorthingtonIndustries.com.

About Worthington Industries

Worthington Industries (NYSE:WOR) is a leading industrial manufacturing company pursuing its vision to be the transformative partner to its customers, a positive force for its communities and earn exceptional returns for its shareholders. For over six decades, the Company has been delivering innovative solutions to customers spanning industries such as automotive, energy, retail and construction. Worthington is North America’s premier value-added steel processor and producer of laser welded solutions and electrical steel laminations that provide lightweighting, safety critical and emission reducing components to the mobility market. Through on-board fueling systems and gas containment solutions, Worthington serves the growing global hydrogen ecosystem. The Company’s focus on innovation and manufacturing expertise extends to market-leading consumer products in tools, outdoor living and celebrations categories, sold under brand names, Coleman®, Bernzomatic®, Balloon Time®, Mag Torch®, Well-X-Trol®, General®, Garden-Weasel®, Pactool International®, Hawkeye™ and Level5® ; as well as market leading building products, including water systems, heating & cooling solutions, architectural and acoustical grid ceilings and metal framing and accessories.

Headquartered in Columbus, Ohio, Worthington operates 52 facilities in 15 states and 9 countries, sells into over 90 countries and employs approximately 9,500 people. Founded in 1955, the Company follows a people-first philosophy with earning money for its shareholders as its first corporate goal. Relentlessly finding new ways to drive progress and transform, Worthington is committed to providing better solutions for customers and bettering the communities where it operates by reducing waste, supporting community-based non-profits and developing the next generations of makers.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Statements by the Company relating to the ever-changing effects of the novel coronavirus (“COVID-19”) pandemic and the various responses of governmental and nongovernmental authorities thereto (such as fiscal stimulus packages, quarantines, shut downs and other restrictions on travel and commercial, social or other activities) on economies (local, national and international) and markets, and on our customers, counterparties, employees and third-party service providers; future or expected cash positions, liquidity and ability to access financial markets and capital; outlook, strategy or business plans; the intended separation of Worthington’s Steel Processing business; the timing and method of the separation; the anticipated benefits of the separation; the expected financial and operating performance of, and future opportunities for, each company following the separation; the tax treatment of the transaction; the leadership of each company following the separation; future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, margins, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; the ability to improve or maintain margins; expected demand or demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; expected benefits from transformation and innovation efforts; the ability to improve performance and competitive position at the Company’s operations; anticipated working capital needs, capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; projected capacity and the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings; and other non-historical matters constitute “forward-looking statements” within the meaning of the PSLRA. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, final approval of the separation by our board of directors; the uncertainty of obtaining regulatory approvals in connection with the separation, including rulings from the Internal Revenue Service; the ability to satisfy the necessary closing conditions to complete the separation on a timely basis, or at all; our ability to successfully separate the two companies and realize the anticipated benefits of the separation; the risks, uncertainties and impacts related to the COVID-19 pandemic – the duration, extent and severity of which is impossible to predict, including the possibility of future resurgence in the spread of COVID-19 or variants thereof – and the availability, effectiveness and acceptance of vaccines, and other actual or potential public health emergencies and actions taken by governmental authorities or others in connection therewith; the effect of national, regional and global economic conditions generally and within major product markets, including significant economic disruptions from COVID-19, the actions taken in connection therewith and the implementation of related fiscal stimulus packages; the effect of conditions in national and worldwide financial markets, including inflation, increases in interest rates and economic recession, and with respect to the ability of financial institutions to provide capital; the impact of tariffs, the adoption of trade restrictions affecting the Company’s products or suppliers, a United States withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars, the closing of border crossings, and other changes in trade regulations or relationships; changing oil prices and/or supply; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; volatility or fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities, labor and other items required by operations (especially in light of the COVID-19 pandemic and Russia’s invasion of Ukraine); effects of sourcing and supply chain constraints; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive (especially in light of the semi-conductor shortages), construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industries in which the Company participates as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, labor shortages (especially in light of the COVID-19 pandemic), interruption in utility services, civil unrest, international conflicts (especially in light of Russia’s invasion of Ukraine), terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability (especially in light of Russia’s invasion of Ukraine), foreign currency exchange rate exposure and the acceptance of the Company’s products in global markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the effect of inflation, interest rate increases and economic recession, which may negatively impact the Company’s operations and financial results; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; the level of imports and import prices in the Company’s markets; the impact of environmental laws and regulations or the actions of the United States Environmental Protection Agency or similar regulators which increase costs or limit the Company’s ability to use or sell certain products; the impact of increasing environmental, greenhouse gas emission and sustainability considerations or regulations or considerations or; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Coronavirus Aid, Relief and Economic Security (CARES) Act, the Consolidated Appropriations Act, 2021, the American Rescue Act of 2021, and the Dodd-Frank Wall Street Reform and the Consumer Protection Act of 2010; the effect of healthcare laws in the United States and potential changes for such laws, especially in light of the COVID-19 pandemic which may increase the Company’s healthcare and other costs and negatively impact the Company’s operations and financial results; the effects of tax laws in the United States and potential changes for such laws, which may increase the Company’s costs and negatively impact the Company’s operations and financial results; cyber security risks; the effects of privacy and information security laws and standards; and other risks described from time to time in the filings of Worthington Industries, Inc. with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of the Annual Report on Form 10-K of Worthington Industries, Inc. for the fiscal year ended May 31, 2022.

Contacts:
SONYA L. HIGGINBOTHAM
VP, CORPORATE COMMUNICATIONS AND BRAND MANAGEMENT
614.438.7391 | sonya.higginbotham@worthingtonindustries.com

MARCUS A. ROGIER
TREASURER AND INVESTOR RELATIONS OFFICER
614.840.4663 | marcus.rogier@worthingtonindustries.com

200 Old Wilson Bridge Rd. | Columbus, Ohio 43085
WorthingtonIndustries.com

WORTHINGTON INDUSTRIES, INC. CONSOLIDATED STATEMENTS OF EARNINGS (In thousands, except per share amounts)

	Three Months Ended
	August 31,
	2022	2021
Net sales	$1,408,665	$1,110,818
Cost of goods sold	1,239,291	891,444
Gross margin	169,374	219,374
Selling, general and administrative expense	103,448	95,851
Impairment of long-lived assets	312	-
Restructuring and other income, net	(1,100)	(12,274)
Operating income	66,714	135,797
Other income (expense):
Miscellaneous income (expense), net	(5,086)	630
Interest expense	(8,598)	(7,718)
Equity in net income of unconsolidated affiliates	31,712	52,916
Earnings before income taxes	84,742	181,625
Income tax expense	19,498	40,150
Net earnings	65,244	141,475
Net earnings attributable to noncontrolling interests	1,162	8,984
Net earnings attributable to controlling interest	$64,082	$132,491

Basic
Weighted average common shares outstanding	48,478	50,852
Earnings per share attributable to controlling interest	$1.32	$2.61

Diluted
Weighted average common shares outstanding	49,238	51,865
Earnings per share attributable to controlling interest	$1.30	$2.55

Common shares outstanding at end of period	48,526	50,438

Cash dividends declared per share	$0.31	$0.28

CONSOLIDATED BALANCE SHEETS WORTHINGTON INDUSTRIES, INC. (In thousands)

	August 31,	May 31,
	2022	2022
Assets
Current assets:
Cash and cash equivalents	$35,768	$34,485
Receivables, less allowances of $1,615 and $1,292 at August 31
and May 31, 2022, respectively	818,332	857,493
Inventories:
Raw materials	357,926	323,609
Work in process	178,472	255,019
Finished products	190,737	180,512
Total inventories	727,135	759,140
Income taxes receivable	2,331	20,556
Assets held for sale	21,491	20,318
Prepaid expenses and other current assets	100,246	93,661
Total current assets	1,705,303	1,785,653
Investments in unconsolidated affiliates	252,609	327,381
Operating lease assets	103,587	98,769
Goodwill	411,902	401,469
Other intangible assets, net of accumulated amortization of $97,648 and
$93,973 at August 31 and May 31, 2022, respectively	326,634	299,017
Other assets	26,604	34,394
Property, plant and equipment:
Land	49,771	51,483
Buildings and improvements	299,586	303,269
Machinery and equipment	1,199,664	1,196,806
Construction in progress	63,672	59,363
Total property, plant and equipment	1,612,693	1,610,921
Less: accumulated depreciation	929,190	914,581
Total property, plant and equipment, net	683,503	696,340
Total assets	$3,510,142	$3,643,023

Liabilities and equity
Current liabilities:
Accounts payable	$580,509	$668,438
Short-term borrowings	15,554	47,997
Accrued compensation, contributions to employee benefit plans and related taxes	83,662	117,530
Dividends payable	17,453	15,988
Other accrued items	67,094	70,125
Current operating lease liabilities	12,141	11,618
Income taxes payable	7,629	300
Current maturities of long-term debt	248	265
Total current liabilities	784,290	932,261
Other liabilities	109,428	115,991
Distributions in excess of investment in unconsolidated affiliate	84,994	81,149
Long-term debt	690,011	696,345
Noncurrent operating lease liabilities	92,760	88,183
Deferred income taxes, net	101,687	115,132
Total liabilities	1,863,170	2,029,061
Shareholders' equity - controlling interest	1,512,600	1,480,752
Noncontrolling interests	134,372	133,210
Total equity	1,646,972	1,613,962
Total liabilities and equity	$3,510,142	$3,643,023

WORTHINGTON INDUSTRIES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Three Months Ended
	August 31,
	2022	2021
Operating activities:
Net earnings	$65,244	$141,475
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation and amortization	28,001	22,064
Impairment of long-lived assets	312	-
Provision for (benefit from) deferred income taxes	(11,056)	1,366
Bad debt expense	342	179
Equity in net income of unconsolidated affiliates, net of distributions	42,845	(33,218)
Net gain on sale of assets	(769)	(12,706)
Stock-based compensation	4,236	3,303
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	37,419	(31,868)
Inventories	41,167	(163,682)
Accounts payable	(101,581)	46,668
Accrued compensation and employee benefits	(33,868)	(46,177)
Income taxes payable	7,329	35,857
Other operating items, net	1,417	(13,073)
Net cash provided (used) by operating activities	81,038	(49,812)

Investing activities:
Investment in property, plant and equipment	(21,477)	(23,925)
Investment in non-marketable equity securities	(110)	-
Acquisitions, net of cash acquired	(56,088)	(104,750)
Proceeds from the sale of investment in ArtiFlex	36,095	-
Proceeds from sale of assets, net of selling costs	11,755	26,685
Net cash used by investing activities	(29,825)	(101,990)

Financing activities:
Net repayments of short-term borrowings	(32,443)	-
Principal payments on long-term obligations	(137)	(392)
Proceeds from issuance of common shares, net of tax withholdings	(3,466)	(4,091)
Payments to noncontrolling interests	-	(9,197)
Repurchase of common shares	-	(60,885)
Dividends paid	(13,884)	(14,698)
Net cash used by financing activities	(49,930)	(89,263)
Increase (decrease) in cash and cash equivalents	1,283	(241,065)
Cash and cash equivalents at beginning of period	34,485	640,311
Cash and cash equivalents at end of period	$35,768	$399,246

WORTHINGTON INDUSTRIES, INC.
NON-GAAP FINANCIAL MEASURES / SUPPLEMENTAL DATA
(In thousands, except volume and per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). The Company also presents certain non-GAAP financial measures including adjusted operating income, adjusted net earnings attributable to controlling interest and adjusted net earnings per diluted share attributable to controlling interest, and for purposes of evaluating segment performance, adjusted earnings (loss) before interest and taxes attributable to controlling interest (“adjusted EBIT”) and adjusted earnings (loss) before interest, taxes, depreciation and amortization attributable to controlling interest (“adjusted EBITDA”). These non-GAAP financial measures typically exclude impairment and restructuring charges (gains), but may also exclude other items that management believes are not reflective of, and thus should not be included when evaluating the performance of the Company’s ongoing operations. Management uses these non-GAAP financial measures to evaluate the Company’s performance, engage in financial and operational planning, and determine incentive compensation and believes these non-GAAP financial measures provide useful information to investors because they provide additional perspective and, in some circumstances are more closely correlated to, the performance of the Company’s ongoing operations. Additionally, management believes these non-GAAP financial measures provide useful information to investors because they allow for meaningful comparisons and analysis of trends in the Company’s businesses and enables investors to evaluate operations and future prospects in the same manner as management.

The following provides a reconciliation to adjusted operating income, adjusted net earnings attributable to controlling interest and adjusted earnings per diluted share attributable to controlling interest from the most comparable GAAP measures for the three months ended August 31, 2022 and 2021.

	Three Months Ended August 31, 2022
	Operating Income	Earnings Before Income Taxes	Income Tax Expense (Benefit)	Net Earnings Attributable to Controlling Interest(1)	Earnings per Diluted Share
GAAP	$66,714	$84,742	$19,498	$64,082	$1.30
Incremental expense related to Level5 earnout	525	525	(126)	399	0.01
Impairment of long-lived assets	312	312	(47)	149	0.00
Restructuring and other income, net	(1,100)	(1,100)	265	(835)	(0.02)
Pension settlement charge	-	4,774	(1,150)	3,624	0.07
Loss on sale of investment in ArtiFlex	-	15,759	(3,795)	11,964	0.25
Non-GAAP	$66,451	$105,012	$24,351	$79,383	$1.61

	Three Months Ended August 31, 2021
	Operating Income	Earnings Before Income Taxes	Income Tax Expense	Net Earnings Attributable to Controlling Interest(1)	Earnings per Diluted Share
GAAP	$135,797	$181,625	$40,150	$132,491	$2.55
Restructuring and other income, net	(12,274)	(12,274)	1,481	(4,848)	(0.09)
Non-GAAP	$123,523	$169,351	$38,669	$127,643	$2.46

Change	$(57,072)	$(64,339)	$(14,318)	$(48,260)	$(0.85)

(1)Excludes the impact of the noncontrolling interest.

To further assist in the analysis of segment results for the periods presented, the following volume and sales information for the three months ended August 31, 2022 and 2021 has been provided along with a reconciliation of adjusted EBIT and adjusted EBITDA to the most comparable GAAP measure, which is operating income for purposes of measuring segment profit:

	Three Months Ended August 31, 2022
	Steel Processing	Consumer Products	Building Products	Sustainable Energy Solutions	Other	Consolidated
Volume (tons/units)	974,649	22,383,341	2,922,163	133,133	n/a	n/a
Sales	$1,038,880	$188,703	$150,323	$30,759	n/a	$1,408,665

Operating income (loss)	$33,846	$20,444	$8,646	$(1,307)	$5,085	$66,714
Incremental expenses related to Level5 earnout	-	525	-	-	-	525
Impairment of long-lived assets	312	-	-	-	-	312
Restructuring and other expense (income), net	78	-	-	-	(1,178)	(1,100)
Adjusted operating income (loss)	34,236	20,969	8,646	(1,307)	3,907	66,451
Miscellaneous income (expense), net(1)	184	(35)	222	(86)	(597)	(312)
Equity in net income of unconsolidated affiliates(2)	1,770	-	43,866	-	1,835	47,471
Less: Net earnings attributable to noncontrolling interests(3)	1,277	-	-	-	-	1,277
Adjusted EBIT	34,913	20,934	52,734	(1,393)	5,145	112,333
Depreciation and amortization	16,845	3,702	4,256	1,470	1,728	28,001
Adjusted EBITDA	$51,758	$24,636	$56,990	$77	$6,873	$140,334

(1)Excludes within Other a non-cash settlement charge of $4,774 to accelerate a portion of deferred pension cost resulting from a pension lift-out transaction to transfer a portion of the total projected benefit obligation of The Gerstenslager Company Bargaining Unit Employees' Pension Plan to a third-party insurance company.
(2) Excludes within Other a loss of $15,759 within Other related to the sale of the Company's 50% noncontrolling equity investment in ArtiFlex Manufacturing, LLC effective August 3, 2022.
(3) Excludes the noncontrolling interest portion of impairment of long-lived assets of $(115) within Steel Processing.

	Three Months Ended August 31, 2021
	Steel Processing	Consumer Products	Building Products	Sustainable Energy Solutions	Other	Consolidated
Volume (tons/units)	1,062,288	21,388,140	2,885,711	130,676	n/a	n/a
Sales	$822,810	$147,783	$114,743	$25,482	n/a	$1,110,818

Operating income (loss)	$113,482	$20,506	$5,834	$(2,352)	$(1,673)	$135,797
Restructuring and other income, net	(12,131)	-	-	(143)	-	(12,274)
Adjusted operating income (loss)	101,351	20,506	5,834	(2,495)	(1,673)	123,523
Miscellaneous income (expense), net	30	49	(73)	(59)	683	630
Equity in net income of unconsolidated affiliates	9,349	-	42,993	-	574	52,916
Less: Net earnings attributable to noncontrolling interests(4)	3,038	-	-	-	-	3,038
Adjusted EBIT	107,692	20,555	48,754	(2,554)	(416)	174,031
Depreciation and amortization	11,550	3,293	3,769	1,572	1,880	22,064
Adjusted EBITDA	$119,242	$23,848	$52,523	$(982)	$1,464	$196,095

(4) Excludes the noncontrolling interest portion of the restructuring gains within Steel Processing of $5,946.

The following tables outlines our equity income (loss) by unconsolidated affiliate for the periods presented:

	Three Months Ended
	August 31,
	2022	2021
WAVE	$23,793	$25,671
ClarkDietrich	20,073	17,322
Serviacero Worthington	1,770	9,349
ArtiFlex	(13,400)	1,208
Workhorse	(524)	(634)
Total equity income	$31,712	$52,916